Exhibit 11

             ALLEGIANT PHYSICIAN SERVICES, INC. AND SUBSIDIARIES
            Statement Regarding Computation of Per Share Earnings
       For The Three and Six Month Periods Ended June 30, 1996 and 1995
- --------------------------------------------------------------------------------
(000s omitted except for per share data)

                                             Three Months         Six Months
                                            Ended June 30,      Ended June 30,
                                          ------------------  ------------------
                                            1996      1995      1996     1995
                                          --------  --------  --------  --------

Weighted average number of common
  shares outstanding                        15,503    13,767    15,381    13,448
                                          ========  ========  ========  ========

Number of common and common equivalent
  shares outstanding                        15,503    13,774    15,381    13,459
                                          ========  ========  ========  ========


Net earnings (loss) for earnings
  (loss) per share                        ($2,923)     $537   ($5,221)   $1,024


Earnings (loss) per share:                 ($0.19)    $0.04    ($0.34)    $0.08

The accompanying notes to consolidated condensed financial statements are an integral part of this exhibit.